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EXHIBIT 10.67

This Lease dated for reference this 1st day of September, 2001.

BETWEEN:
TOWNLINE VENTURES 17 LTD., a company incorporated under the laws of British Columbia and having a place of business at #210 - 8971 Beckwith Road, Richmond, B.C., V6X 1V4.
(the "Landlord")
AND:
ABGENIX BIOPHARMA INC., a company incorporated under the laws of the Province of British Columbia, having an office at 6660 North West Marine Drive, Vancouver, BC, V6T 1Z3
(the "Tenant")
AND:
ABGENIX, INC., a company incorporated under the laws of Delaware and having an office at 6701 Kaiser Drive, Fremont, California, U.S.A. 94555
(the "Indemnifier")

ARTICLE 1
INTERPRETATION

1.01	Summary. The following is a summary of certain basic Lease provisions which are referred to in subsequent provisions of this Lease. If there is any conflict between the contents of this summary and the remaining provisions of this Lease, the remaining provisions shall govern:
Paragraph
1.02	Commencement Date shall be the earlier of the expiry of the Fixturing Period and the date the Tenant commences business in the Premises.
1.02	The Premises are located at 7990 Enterprise Street, Burnaby, B.C.
2.02	Rentable Area of the Premises is estimated to be approximately 66,000 square feet.
2.03	Term is ten (10) years from Commencement Date.
Schedule A paragraph 1.00 Two (2) options to renew each for further five (5) year terms.
3.01	Basic Rent is payable as follows:
Lease Months	Annual Rent (P.S.F.)	Annual Basic Rent	Monthly Basic Rent
Months 1-60	$15.00	$990,000.00	$82,500.00
Months 61-120	$16.50	$1,089,000.00	$90,750.00
3.04(a)	Deposit of Three Hundred Twenty One Thousand Dollars ($321,000.00) inclusive of GST.
6.01
Permitted Use of the Premises is for professional business offices and for any other legal purpose relating to the Tenant's business, including, without limitation, biological laboratories and a vivarium, all of which must conform with the requirements of the City of Burnaby and any other applicable authority.

1.02	Definitions. In this Lease, unless otherwise stated, the following terms shall have the following meanings:
"Additional Rent" has the meaning set out in paragraph 3.01(b);
"Basic Rent" has the meaning set out in paragraph 3.01(a);
"Building" means the building located on the Property from time to time;
"Commencement Date" means the date that is the earlier of:
    (a)
    the expiry date of the Fixturing Period; and

    (b)
    the date the Tenant commences business in the Premises;

"Deposit" has the meaning set out in paragraph 3.04(a) hereof;

"Environmental Laws" means any and all statutes, laws, regulations, orders, bylaws, standards, guidelines, permits and other lawful requirements of any federal, provincial, municipal or other governmental authority having jurisdiction over the Premises now or hereafter in force with respect in any way to the environment, environmental assessment, health, occupational health and safety, or transportation of dangerous goods, including the principles of common law and equity;
"Fixturing Period" has the meaning set out in Schedule A, paragraph 3.00 hereof;

"Hazardous Substances" means (a) any substance which, when released into the Premises or any part thereof, or into the natural environment, is likely to cause, at any time, material harm or degradation to the Premises or any part thereof, or to the natural environment or material risk to human health, and includes, without limitation, any flammables, explosives, radioactive materials, asbestos, polychlorinated biphenyls (PCBs), chlorofluorocarbons (CFCVs), hydrochlorofluorocarbons (HFCs), hydrocarbon contaminants, urea formaldehyde foam insulation, radon gas, underground or above ground tanks, chemicals known to cause cancer or reproductive toxicity, pollutants, contaminants, hazardous wastes, toxic or deleterious substances or related materials, petroleum and petroleum products, special waste or waste of any kind or (b) any substance declared to be hazardous, corrosive or toxic under any laws now or hereafter enacted or promulgated by any authorities, or (c) both (a) and (b);
"Lease" means this lease and all schedules;
"Landlord's Work" means that work described in paragraph 4.00 of Schedule A, titled Landlord's Work;
"Operating Costs" means all of the costs and expenses of every kind associated with the operation, maintenance, repair, management and administration of the Premises, including without limitation:
(a)	costs of all insurance which the Landlord is obligated or permitted to obtain pursuant to this Lease;
(b)	costs of providing electric light and power, fuel, water, telephone, steam, gas, sewage disposal and other utilities;
(c)	costs of providing exterior Building and parking area maintenance and repair;
(d)	license fees payable by the Landlord in relation to the Premises;
(e)	property management and administration fees equal to 3% percent of Basic Rent;

(f)	costs of repairs and non-capital replacements to the Premises as required pursuant to this Lease;
(g)	costs of any installations, additions or other work to the Premises made as a result of any government requirement;

and all other expenses, costs, charges and outlays whatsoever in connection with or related to the maintenance, repair, management and operation of the Premises. Notwithstanding the foregoing, the following items are excluded from the definition of Operating Costs or in the case of revenues or recoveries listed hereunder, such will be used to offset or defray the cost listed above:
(h)	the costs of the Landlord's income taxes in respect of income earned from the Premises;
(i)
capital taxes relating to the Premises, including capital taxes imposed on the Landlord in respect of the Premises or the capital of the Landlord relating to the Premises, including all taxes in the future levied in lieu of or in replacement of the foregoing;
(j)	all monies recovered under policies of insurance with respect to damage or loss, the cost of which has been included in Operating Costs;
(k)	interest charges of any type and penalties on late or overdue payments, unless the Tenant is responsible for such late or overdue payments;
(l)	costs that would normally be considered as capital costs and other expenses which are of a capital nature in accordance with generally accepted accounting principles;
(m)	the cost of replacement of structural elements of the roof (other than as set out herein) or Building;
(n)	the amount of any goods and services tax, to the extent that the Landlord is, pursuant to the applicable legislation, entitled to claim an input tax credit in respect of such amount;
"Premises" means the Property, including the Building and all other improvements and facilities from time to time located thereon;
"Property" means those lands located in the City of Burnaby, B.C. municipally described as 7990 Enterprise Street, Burnaby, British Columbia and legally described as:
P.I.D. No. 009 297 707 Lot 4, Except part on Plan 28513, District Lots 57 and 58 Group 1 New Westminster District Plan 23988
"Rentable Area" has the meaning set out in paragraph 2.02;

"Taxes" means all taxes, school taxes, local improvement taxes, sewer, water and utilities taxes, and all other rates, charges, duties, levies and assessments whatsoever whether municipal, governmental, provincial, federal, school or otherwise, imposed, assessed or charged on or in respect of the Premises, or on the Landlord on account of same, including all taxes in the future levied in lieu of or in replacement of the foregoing but excluding any tax attracted by the Tenant's leasehold improvements and equipment and otherwise payable by the Tenant under this Lease and any taxes assessed on the income or profits of the Landlord;
"Tenant's Work" means that work described in section 2.00 of Schedule A, titled Tenant's Work;

"Tenant's Taxes" means all taxes, goods and services taxes, value added taxes, sales taxes, business transfer taxes and other taxes (except "Taxes" as defined above), rates and assessments levied against the Landlord, the Tenant, or the Premises in respect of or as a result of this Lease, the Basic Rent or Additional Rent, the provision of any goods, services, or utilities by the Landlord to the Tenant, and/or in respect of any chattels, machinery, equipment, improvements or Tenant's fixtures erected or affixed to the Premises, by or on behalf of the Tenant including all such taxes in the future levied in lieu of or in replacement of the foregoing;
"Term" means the term of this Lease described in paragraph 2.03 and any extensions and renewals.
1.03	Schedules. The following Schedules form part of this Lease:
Schedule A—Miscellaneous Schedule B—Indemnity Schedule C—Line Item estimate of Operating Costs and Taxes

ARTICLE 2
DEMISE AND TERM

2.01	Demise. In consideration of the rents, covenants, conditions and agreements on the part of the Tenant to be paid, observed and performed, the Landlord demises and leases to the Tenant and the Tenant takes and rents on the terms of this Lease, the Premises.
2.02
Survey of Rentable Area. The Landlord shall conduct a legal survey of the Premises prior to the Commencement Date to determine and adjust the Rentable Area of the Premises. The survey will be conducted by a land surveyor registered in the province in which the Premises are situated and the survey shall be accepted as the actual square footage for the purpose of calculating Basic Rent and any other expense or charge that might become payable by the Tenant under this Lease from time to time, if applicable. The Tenant will be notified, in writing, of any changes to the Rentable Area of the Premises and any other adjustments to the Tenant's account. The rentable area (the "Rentable Area") of the Premises shall be deemed to be the rentable area of the Building and shall be calculated by measuring from the exterior surfaces of exterior walls and will include all interior space whether or not occupied by interior projections, stairways, shafts, ventilation spaces, columns, pipes, conduits or the like and other physical features.
2.03
Term. To have and to hold the Premises unto the Tenant for the term of ten (10) years (the "Term") commencing on the Commencement Date, subject to the payment of Basic Rent and Additional Rent as herein defined and the fulfilment by the Tenant of its obligations under this Lease, unless earlier terminated as set out in this Lease.
2.04
Acceptance of Premises. The opening by the Tenant of its business in the Premises shall constitute an acknowledgement by the Tenant that the Premises are in the condition called for by this Lease, that the Landlord has performed all of the Landlord's Work with respect thereto and that the Tenant does not reserve or assert any rights for claims, offsets or back charges.

ARTICLE 3
RENT, ADDITIONAL RENT AND DEPOSIT

3.01	Rent. The Tenant shall pay to the Landlord during the Term rent for the Premises, without set off or deduction, in monthly payments of Canadian money on the first day of each and every month as follows:
(a)	Basic Rent (the "Basic Rent") payable as follows:
(i)
For years 1 through 5 inclusive the Basic Rent is based on $15.00 per square foot of Rentable Area of the Premises per annum and is payable in advance in monthly instalments of EIGHTY TWO THOUSAND FIVE HUNDRED ($82,500.00) per month commencing on the Commencement Date, up to and including the first day of the last month of the fifth year of the Term;
(ii)
For 6 through 10 inclusive the Basic Rent is based on $16.50 per square foot of Rentable Area of the Premises per annum and is payable in advance in monthly instalments of NINETY THOUSAND SEVEN HUNDRED FIFTY ($90,750.00) per month commencing on the first day of the sixth year of the Term up to and including the first day of the last month of the tenth year of the Term;
(b)	Additional Rent (the "Additional Rent"), includes Operating Costs and Taxes, all Tenant Taxes and all other monies due and payable by the Tenant pursuant to this Lease.
The Landlord reserves the right to accept partial rental payments however such acceptance is to be construed only as a partial payment on account and such acceptance does not constitute an accord and satisfaction or a waiver by the Landlord of its right to the balance of the rent due and owing for such month.

The Tenant shall pay any applicable goods and services tax to the Landlord on any payment of rent under this Lease, which payment will be made to the Landlord at the same time as the amounts to which goods and services tax apply are payable to the Landlord under this Lease. The failure by the Tenant to pay to the Landlord any goods and services tax due hereunder will constitute a default by the Tenant under this Lease and shall entitle the Landlord to exercise and any and all rights and remedies available to the Landlord for the recovery of rent in arrears.
3.02
Payment. The Tenant shall make all payments required to be made by it under this Lease to the Landlord at its address set out on page one, or at any other address the Landlord from time to time designates by written notice to the Tenant.
3.03	Adjustments.
(a)
If the Term begins or ends or there is any alteration in Basic Rent on any day other than a day Basic Rent is payable under paragraph 3.01, rent for the applicable fractions of a month will be adjusted pro rata.

(b)	The Basic Rent is based on an estimate of the Rentable Area of the Premises of 66,000 square feet subject to any adjustments pursuant to the terms of paragraph 2.02.
3.04	Deposit.
	(a)	The Tenant shall pay upon execution of this Lease as set out below the sum of $321,000.00 (inclusive of GST) (the "Deposit") as a deposit to paid and applied as follows:
(i)
firstly, as a security deposit equal to one month's Basic Rent (inclusive of GST), to be held by the Landlord in a chartered Canadian bank of the Landlord's choice with interest accruing to the benefit of the Tenant until the termination or other expiry of the Lease; and
(ii) secondly, the balance, to be applied to the first rents due and payable under the terms of the Lease.
(b)
If at any time rent or any sum payable by the Tenant is overdue and unpaid or the Tenant fails to observe and perform any of the terms or conditions in this Lease to be observed and performed by the Tenant, the Landlord may, either before or after terminating this Lease, appropriate and apply the whole or any part of the Deposit to the payment of such rent or other sum of money or to compensate the Landlord for any reasonable loss, cost, damage, or expense sustained or suffered by the Landlord by reason of the failure of the Tenant to observe and perform any of the terms or conditions in this Lease to be observed or performed by the Tenant, and such appropriation and application will be without prejudice to the Landlord's right to pursue any other remedy set forth in this Lease.
(c)
If the whole or any part of the Deposit is appropriated and applied by the Landlord under paragraph 3.04(b), the Tenant will, upon the written demand of the Landlord, immediately pay to the Landlord a sufficient amount of cash to restore the Deposit to the amount specified in paragraph 3.04(a) and the Tenant's failure to do so within fifteen (15) days after receipt of such demand will constitute a breach of this Lease.
(d)
The Landlord may deliver and assign the Deposit to any purchaser of the Landlord's interest in the Premises and thereupon the Landlord will be discharged from any further liability with respect to such Deposit.

(e)
The Deposit will paid to and held by Avison Young Real Estate (B.C.) Inc. until satisfaction of the conditions set out in sections 6.00 and 7.00 in Schedule "A", after which time the Deposit will be paid to the Landlord.
3.05	Additional Rent. All money payable by the Tenant under this Lease and money paid or expenses incurred hereunder by the Landlord, which ought to have been paid or incurred by the Tenant to any party, or for which the Landlord is entitled to reimbursement from the Tenant:
(a)	will unless otherwise stipulated herein, be payable by the Tenant to the Landlord as Additional Rent fifteen (15) days after the Tenant has received written notice of same; and
(b)	may be recovered by the Landlord as Additional Rent and by any and all remedies available to the Landlord for the recovery of rent in arrears.
3.06	Payment of Rent. All payments by the Tenant to the Landlord required or contemplated by this Lease shall be:
(a)	to the Landlord by the Tenant in lawful currency of Canada,
(b)
made when due hereunder, without prior demand therefore and without any set-off, compensation or deduction whatsoever, except as set out herein, at the office of the Landlord or such other place as the Landlord may designate from time to time to the Tenant,
(c)	applied towards amounts then outstanding hereunder, in such manner as the Landlord may see fit,
(d)
deemed to be rent, in partial consideration for which this Lease has been entered into, and shall be payable and recoverable as rent, such that the Landlord shall have all rights and remedies against the Tenant for default in any such payment which may not be expressly said to be Basic Rent or Additional Rent; and
(e)	made by way of automatic debit of the Tenant's bank account, without prejudice to any other right or remedy of the Landlord.

The Tenant's obligation to pay all monies pursuant to this Lease shall survive the expiry or earlier termination of this Lease where amounts owing have not been calculated prior to the expiry or termination of this Lease.

ARTICLE 4
OPERATING COSTS

4.01	Operating Cost. The Tenant shall pay to the Landlord Operating Costs as follows:
(a)	the Landlord shall estimate the Operating Costs for each year of the Term or its fiscal period, as the Landlord elects. The Tenant shall pay 1/12th of the Landlord's estimate of those estimated Operating Costs with each monthly instalment of Basic Rent payable throughout that period; and

(b)
the Landlord shall advise the Tenant of the actual amount of Operating Costs for such period after the expiry of such period in reasonable detail, which will be binding on the parties subject to the Tenant having the right within thirty (30) days of receipt of same to examine the Landlord's records with respect to, and to confirm, the Landlord's calculation of Operating Costs and the Landlord will cooperate with the Tenant in that regard. Subject to the Tenant's right to examine the Landlord's records, within thirty (30) days after receipt of that advice from the Landlord, the Tenant shall pay to the Landlord any underpayment by the Tenant of Operating Costs for the period or the Landlord shall credit the Tenant in respect of any overpayment; and
(c)
if the Landlord is required to prepay any Operating Costs or pay any Operating Costs more frequently than required at the beginning of the Term, the Tenant shall pay to the Landlord those Operating Costs, within thirty (30) days of the written request of the Landlord.
4.02	Net Lease. Subject to the provisions of this Lease including, without limitation paragraph 4.03, it is the intention of both the Landlord and the Tenant that this Lease is a completely carefree net lease to the Landlord, except as expressly herein set out; that all costs, fees, interest, charges and expenses, reimbursements and obligations of every nature and kind whatsoever relating to the Premises (including the payment of Operating Costs) which may arise or become due during or out of the Term, whether or not specifically referred to herein and whether or not of a kind now existing or within the contemplation of the parties, and whether or not originally paid or payable by the Landlord (except such as are expressly excluded herein) shall be paid or discharged by the Tenant or reimbursed by the Tenant to the Landlord and recoverable by the Landlord from the Tenant as Additional Rent. Subject to paragraph 4.01(b) above, the certificate of a chartered accountant appointed by the Landlord shall in the event of a dispute, be conclusive and binding upon the Landlord and the Tenant as to any amount payable by the Tenant to the Landlord pursuant to this clause. Except as expressly and directly set forth herein, the Landlord shall have no obligations or liabilities with respect to the Tenant in respect to the Premises, whatsoever.
4.03
Cap on Operating Costs. Notwithstanding any other term of this Lease, the Landlord covenants that (excluding costs not within the control of the Landlord such as, but not limited to insurance and utilities) Operating Costs shall increase by no more than 5% in any calendar year, from the immediately preceding calendar year.
4.04
Line Item Estimate of Operating Costs and Taxes. The Landlord has provided an estimated line item budget of Operating Costs and Taxes for the first year of the Term, which is attached hereto as Schedule C.

ARTICLE 5
TAXES

5.01	Payment of Taxes. The Tenant shall pay to the Landlord within fifteen (15) days after demand by the Landlord all Taxes, proportioned for any partial calendar year in which the Tenant is in possession of the Premises, and such demand will be accompanied by a copy of the tax bill or notice from the applicable government or written notice of the actual Taxes. At the election of the Landlord by notice to the Tenant, the Landlord will be entitled to estimate Taxes for the current and/or following years and collect advance payments on account of Taxes from the Tenant. In such case, the Tenant shall pay to the Landlord in equal monthly instalments with the Basic Rent, an amount designated by the Landlord so that Taxes will have been paid to the Landlord at least twenty-one (21) days before the Taxes fall due. After the actual Taxes for each calendar year are determined, the Landlord may at its election change any of such monthly payments to collect sufficient money from the Tenant to allow the Landlord to pay Taxes at least twenty-one (21) days before Taxes are due and payable. If the Landlord does not require the Tenant to make monthly payments on account of Taxes and the Term ends when the actual Taxes for that calendar year are unknown the Tenant shall pay to the Landlord within ten (10) days after written request from the Landlord Taxes for the portion of the calendar year before the end of the Term, based on the Landlord's estimate of the Taxes. At the election of either party, an adjustment will be made between the Landlord and the Tenant, when the actual Taxes are known.
5.02
Tenant Taxes. The Tenant shall pay to the Landlord all Tenant Taxes, within fifteen (15) days after demand by the Landlord. If the Term of this Lease ends when the actual amount of the Tenant Taxes for that year is unknown, the Tenant shall, on or before the end of the Term, pay to the Landlord the Landlord's estimate of Tenant Taxes for that year. A further adjustment, if necessary, will be made between the Landlord and the Tenant when the actual amount of the Tenant Taxes is known.
5.03
Right of Appeal. The Tenant shall have the right at its own expense in the name of the Landlord to appeal any assessment, Taxes or Tenant Taxes imposed in respect of the Premises, but the Tenant shall indemnify the Landlord against all costs and charges arising from such appeals including all resulting increases in assessments, Taxes or Tenant's Taxes.

ARTICLE 6
TENANT'S COVENANTS

6.01	Use of Premises. The Tenant shall not use the Premises nor allow them to be used for any purpose other than for the purposes of professional business offices and for any other legal purpose relating to the Tenant's business, including, without limitation, biological laboratories and a vivarium, all of which must conform with the requirements of the City of Burnaby and any other applicable authority, unless the written consent of the Landlord is previously obtained, such consent not to be unreasonably withheld. It is the Tenant's sole responsibility to ensure that the Premises can be used for those purposes and to obtain any necessary permits, licences and government approvals at the Tenant's cost. Notwithstanding any other term of this Lease, any costs or expenses which are incurred or changes to the Premises which must be made for the purpose of conforming with the requirements of the City of Burnaby and any other applicable authority with respect to the Tenant's uses beyond the Landlord's Work will be to the Tenant's account.

6.02
Business Tax, etc. The Tenant shall pay when due all business taxes and other taxes, charges, levies, licenses and expenses levied on the Tenant or Landlord in respect of the Tenant's business, use or occupancy of the Premises including interest and penalties for late payment.
6.03
Evidence of Payments. The Tenant shall deliver to the Landlord from time to time satisfactory evidence of the due payment by the Tenant of all payments required by the Tenant under this Lease within fifteen (15) days after written request by the Landlord.
6.04
No Nuisance, etc. The Tenant shall not permit to be carried on in the Premises any noisy, illegal, noxious, immoral or offensive trade, business, or activity nor commit waste upon the Premises or cause injury to the Premises. The Tenant shall not permit anything to be done in or about the Premises which may cause or permit annoying noises or vibrations or offensive odours to issue from the Premises or which may cause nuisance, annoyance, damage or disturbance to the Landlord or other premises in the vicinity of the Premises. The Tenant shall, without limiting any other term of this Lease, repair any damage caused by its use of heavy machinery or other equipment.
6.05
Comply with Laws, etc. The Tenant shall at its expense promptly comply with all laws, ordinances, bylaws, regulations, requirements and recommendations of all government and other authorities or associations of insurance underwriters or agents applicable to the Tenant, its business or use of the Premises, and all related notices served on the Landlord or the Tenant.
6.06
Damage to Premises. The Tenant shall reimburse the Landlord for all reasonable costs incurred by the Landlord in repairing all damage caused to the Premises, its furnishings and amenities as a result of the negligence, wilful act or omission of the Tenant, its employees, licensees, invitees, customers or agents or other persons in or about the Premises.
6.07	Environmental Laws.
	(a)	The Tenant covenants and agrees with the Landlord to:
		(i)	use the Premises only in compliance with all Environmental Laws and any other laws or regulations of any authority having authority over the Tenant's business and the Premises;
(ii)
permit the Landlord to investigate the Premises, if the Landlord has reasonable cause to believe that the Tenant may not be complying with Environmental Laws, on forty-eight (48) hours prior written notice to verify such compliance with Environmental Laws and other laws or regulations;
(iii)
at the reasonable request of the Landlord, to permit the Landlord at its cost to obtain from time to time a report from an independent consultant verifying the Tenant's compliance with Environmental Laws or the extent of any non-compliance therewith and to the extent that such report determines non-compliance by the Tenant, then the cost of such report shall be for the account of the Tenant;
(iv)
not store nor permit, manufacture, dispose, discharge, treat, generate, use, transport or release Hazardous Substances on or from the Premises, except in compliance with Environmental Laws, without the Landlord's prior written consent, such consent not to be unreasonably withheld;

(v)
promptly remove any Hazardous Substances from the Premises which have been stored, manufactured, disposed, discharged, treated, generated, used, transported or released by the Tenant or those for whom the Tenant is responsible, that are not in compliance with Environmental Laws in a manner which complies with all Environmental Laws governing their removal; and
	(vi)	notify the Landlord in writing (as it may relate to the Premises or any premises affecting or adjoining the Premises) of:
(A)
any enforcement, clean-up, removal, litigation or other governmental, regulatory, judicial or administrative action instituted, contemplated or threatened against the Tenant or the Premises pursuant to any Environmental Laws;
(B)
all claims, actions, orders or investigations threatened by any third party against the Tenant or the Premises relating to damage, contribution, cost recovery, compensation, loss or injuries resulting from or in any way related to any Hazardous Substances or any Environmental Laws; and
(C)
the discovery of any Hazardous Substances, or any occurrence or condition on the Premises or in the vicinity of the Premises, (to the knowledge of the Tenant) which could potentially subject the Tenant or the Premises to any fines, penalties, orders or proceedings under any Environmental Laws.

The Tenant shall indemnify and save harmless the Landlord from and against any and all claims, causes of action, liability, damages, costs and/or expenses (including Landlord's own reasonable solicitors' fees and disbursements) for loss incurred by the Landlord relating to or arising from a breach by the Tenant of the foregoing covenant.

The Tenant hereby authorizes the Landlord to make enquiries from time to time of any governmental authority with respect to the compliance by the Tenant with Environmental Laws and the Tenant agrees that the Tenant will from time to time provide to the Landlord such written authorization as the Landlord may reasonably require in order to facilitate the obtaining of such information.
(b)	The Landlord represents and warrants to the Tenant to the best of its knowledge, that the Premises are free of Hazardous Substances and are in compliance with all Environmental Laws.

The Landlord shall indemnify and save harmless the Tenant from and against any and all claims, causes of action, liability, damages, costs and/or expenses (including Tenant's own reasonable solicitor's fees and disbursements) for loss incurred by the Tenant relating to or arising from the existence of Hazardous Substances on the Premises or the Premises not being in compliance with Environmental Laws, to the extent that the Landlord is responsible for the existence of such Hazardous Substances or non-compliance with Environmental Laws.

If any Hazardous Substances are present in, on or under the Premises or if any action is required to be completed or taken pursuant to any Environmental Laws as a result of the acts or omissions of third parties not responsible to or under the direct or indirect control of the Landlord or Tenant, the Landlord shall be responsible to conduct any remediation or take such action as is required to comply with applicable Environmental Laws, provided that the Landlord shall not be responsible for any loss or damage suffered by the Tenant on account thereof.

6.08	Notice of Damage, Defects, etc. The Tenant shall give the Landlord prompt written notice of any damage to or defect in the HVAC system, water pipes, plumbing system, gas pipes, telephone lines, electric light or other casualty in the Premises.
6.09
Utilities. The Tenant shall promptly pay all telephone, electric, oil, gas, water, garbage, scavenging and other utility charges in connection with or consumed on the Premises. If the Landlord pays any of the Tenant's utilities, the Tenant shall forthwith reimburse the Landlord.

The Tenant will not install any equipment which will exceed or overload the capacity of utility facilities and agrees that if the equipment installed by the Tenant requires additional facilities they will be installed at the Tenant's expense in accordance with plans and specifications approved by the Landlord prior to installation, such approval not to be unreasonably withheld or delayed.
6.10
Care of the Premises. The Tenant shall take good care of the Premises in the manner of a prudent tenant, keep them in a clean, tidy and healthy condition and not allow them to become unsightly or hazardous.
6.11
Light Fixtures, etc. The Tenant shall maintain and replace from time to time as is reasonably necessary all light fixtures, tubes, ballasts, starters, ceiling tiles and t-bar or any other type of ceiling material that might exist from time to time in the Premises.
6.12
Damaging Equipment. The Tenant shall not use the Premises in any way that would impair the efficient and proper operation of any electrical, plumbing, HVAC or sprinkler system or other equipment located in the Premises.

ARTICLE 7
ASSIGNMENT AND SUBLETTING

7.01	Assigning or Subletting. The Tenant shall not assign, sublet, transfer, mortgage or enter into or grant a license, concession, or right of occupancy nor permit any occupancy (a "Disposition") with respect to the Premises or any part without the prior written consent of the Landlord, which consent will not be unreasonably withheld or delayed. Provided however, the Landlord may withhold its consent if it, acting reasonably, is not satisfied with the financial standing and creditworthiness of the person or other entity (an "Assignee") to whom the Tenant wishes to make a Disposition or if the Assignee's proposed use is not in compliance with zoning and other applicable laws regarding the Premises. The Landlord may, as a condition of consenting to any Disposition, require an Assignee to agree in writing with the Landlord to fulfil all the obligations of the Tenant under this Lease, on the terms prepared by the solicitors for the Landlord, acting reasonably. The Tenant shall promptly deliver to the Landlord all information the Landlord reasonably requires in respect of the proposed Assignee including its name, address, the nature of its business, proof of its financial responsibility and reputation and a copy of the form of assignment or other Disposition document proposed to be used.
7.02
No Release. Any Disposition to which the Landlord has consented will not release the Tenant or Indemnifier from any of its obligations under this Lease. The Landlord's acceptance of rent from an Assignee to whom the Landlord has not consented will not constitute a waiver of the requirement for consent, nor will the Landlord's consent to any one Disposition be deemed to be consent to any further Disposition.

7.03
Exclusion from Consent. If by the sale or other disposition of its shares or securities, or by a merger, amalgamation or other corporate restructuring, the control or the beneficial ownership of the Tenant is changed at any time after the execution of the Lease or during the Term or if the Tenant assigns this Lease to a company that controls the Tenant, such change will not be deemed to be a Disposition within the meaning of this Article 7 and shall not require the Landlord's consent.
7.04
Costs. The Tenant shall, together with its initial request to the Landlord for consent to any Disposition, pay to the Landlord its reasonable administration fee and the Tenant shall reimburse to the Landlord any reasonable solicitors' fees and any other reasonable costs, charges and expenses which may be incurred by the Landlord in connection with the Tenant's request for consent to any Disposition and subsequent assignment documents.

ARTICLE 8
TENANT'S INSURANCE

8.01	Tenant's Insurance. The Tenant shall, at its sole cost and expense during the Term and during such other period of time that the Tenant occupies the Premises, take out and maintain in full force and effect, the following:
(a)	glass insurance, with the Landlord as a loss payee, covering all glass and plate glass in or forming part of the Premises, including glass windows and doors, in an amount equal to its full insurable value;
(b)
commercial general liability insurance, with the Landlord as an additional insured, in reasonable amounts (not less than $5,000,000.00 per occurrence) reasonably designated by the Landlord in respect of claims for injury, death or property damage, and which shall include personal injury, products and completed operations, blanket contractual, non-owned automobile, and broad form property damage liability;
(c)
"all risks" insurance, including earthquake and flood insurance, covering the leasehold improvements, fixtures, furniture, inventory, equipment and personal property of the Tenant to their full replacement cost value and business interruption. Such insurance will include the Landlord as a loss payee as its interest may appear with respect to insured leasehold improvements. The Tenant shall make such proceeds available toward the repair or replacement of the insured property if this Lease is not terminated pursuant to any other provisions hereof;
(d)	comprehensive boiler and machinery coverage, as required, on the equipment installed by the Tenant and business interruption coverage for the failure of such equipment;
(e)	tenant's legal liability insurance in an amount not less than the replacement cost of the Premises;
(f)
automobile liability insurance to a limit of liability of not less than $2,000,000 in any one accident, covering all licensed motor vehicles owned by the Tenant and used in connection with its business carried on from the Premises; and
(g)	such other insurance as the Landlord may reasonably designate, in amounts and for risks against which a prudent tenant would insure.
8.02	Waiver of Subrogation. All property damage and liability policies, except automobile, written on behalf of the Tenant shall contain a waiver of any subrogation rights that the Tenant's insurer(s) may have against the Landlord and against those for whom the Landlord is, in law, responsible save and except in the event of negligence by the Landlord or those for whom the Landlord is, at law, responsible.
8.03
Insurers. The Tenant shall effect all insurance with insurers and brokers licensed to carry on business in British Columbia who are acceptable to the Landlord and on terms satisfactory to the Landlord acting reasonably. The Tenant's commercial general liability insurance will contain a cross liability and severability of interest clause in favour of the Landlord as if the Landlord and Tenant were separately insured. All insurance policies, except automobile liability, will contain a clause requiring the insurer not to cancel or materially alter without first giving the Landlord at least thirty (30) days written notice.

8.04
Certificates. The Tenant shall supply the Landlord with a certificate of insurance signed by an authorized insurance agent or insurance company setting out in detail the particulars of its insurance coverage at the commencement of the Term and with respect to any new policies at least ten (10) days before the expiry of the existing policies. In the event of any loss or damage to the Premises, or if same is requested by the Landlord, the Tenant shall provide a copy of the policies in force with respect to such insurance coverage.
8.05
Insurance Defaults. If the Tenant does not maintain in force any required insurance or provide proof of insurance, the Landlord may take out insurance it deems appropriate, pay the premiums, and the Tenant shall pay to the Landlord the amount of the premiums on the next Basic Rent payment date.
8.06	Dual Coverage. If any insurable loss is covered by policies of both the Tenant and Landlord, the coverage of the Tenant shall be primary and the coverage of the Landlord shall apply to excess loss.
8.07	Indemnity to the Landlord. The Tenant shall indemnify and save harmless the Landlord from all liabilities, damages, costs, claims, suits and other actions in connection with all:
	(a)	breaches and defaults in respect of any covenant, term or agreement of this Lease by the Tenant,
	(b)	negligence or wilful acts or omissions of the Tenant,
	(c)	damage to any property on or about the Premises unless occurring as a result of the Landlord's negligence; and
(d)
injuries to the Tenant or any employee, licensee, invitee, customer or agent of the Tenant, and death resulting therefrom, occurring on or about the Premises as a result of the negligence, wilful act, breach or default under this Lease of the Tenant, its employees, licensees, invitees, customers or agents, including all costs and actual legal fees and disbursements and this indemnity will survive the expiry or sooner termination of this Lease.
8.08	Amendments. Any changes to the above noted insurance requirements must be first approved by the Landlord in writing, such approval not to be unreasonably withheld or delayed.
8.09
Acts Conflicting with Insurance. The Tenant shall not do or permit anything to be done by its employees, licensees, invitees, customers or agents which may render void or voidable or conflict with the requirements of any insurance policy relating to the Premises or regulations of fire insurance underwriters applicable to such policy, or which may increase the premiums payable in respect of any such policy. If any policy is cancelled because of any act or omission of the Tenant, the Landlord shall have the right to immediately take steps to rectify such act or omission and the Landlord's reasonable costs of taking such steps shall be payable by the Tenant. If the premiums payable in respect of any such policy are increased by an act or omission of the Tenant, the Tenant shall at the Landlord's request pay to the Landlord the amount by which those premiums are increased or the Landlord shall collect such amount as Additional Rent.

8.10
Mutual Release. The Landlord and the Tenant each hereby remise, release and forever discharge the other from all actions, manners of action, causes of actions, claims, suits and obligations which either has, or may hereafter have, against the other for or concerning, or by reason of, or in any way connected with or arising out of, or in consequence of, an occurrence in respect of which the releasing party has insurance or is required to insure pursuant to the provisions of this Lease. The parties confirm that the release contained in this paragraph 8.10 shall not affect the liability of the Landlord or the Tenant to a third party other than their respective insurers who, notwithstanding sections 8.02 and 10.03, will be bound by this release.

ARTICLE 9
TENANT ALTERATIONS, REPAIRS, INSTALLATIONS, FIXTURES

9.01	Repairs.
(a)
The Tenant shall, at its cost, maintain, repair and keep the Premises, including all appurtenances, equipment and fixtures including locks, all doors, including glass doors and windows, window frames, hot water tanks, plumbing fixtures, metal bar grid, ceiling tiles, lighting fixtures, electrical, plumbing and HVAC systems within the Premises in good order and repair as a careful tenant would do and shall be solely responsible for landscaping, security, janitorial services, garbage pickup and any service or facility needed in the course of the Tenant's business, the Landlord being responsible only to maintain and repair the structural elements of the Building and the Building envelope (excluding the roof to the extent of the Tenant's responsibilities set out in section 9.01(c)), at the Landlord's cost and to maintain and repair the parking areas at the Tenant's cost, unless otherwise specifically set out to the contrary in this Lease. The Tenant is responsible for damage to the Premises caused by its employees, licensees, invitees, customers or agents.
(b)
Without limiting the foregoing, the Tenant shall as a careful tenant would do, at its cost, be solely responsible to maintain, repair and replace the HVAC systems serving the Premises, and covenants to enter into and comply with a contract for regular maintenance (of no less than four times per year) and the Tenant will provide promptly upon receipt a copy of such quarterly maintenance reports to the Landlord and such contract will be on terms and with a service contractor reasonably satisfactory to the Landlord and the Tenant shall provide copies of such maintenance contract to the Landlord in advance of entering into same, such contract not to be terminated or amended without the Landlord's prior reasonable approval, such approval not to be unreasonably withheld or delayed.
(c)
Without limiting the foregoing, the Tenant shall as a careful tenant would do, at its cost, be solely responsible to maintain and repair the roof and the roof membrane of the Building. If the roof should need replacement before the end of the Term or any renewal, the Landlord shall be responsible for completing such replacement at its cost, provided that the Tenant shall pay as part of Operating Costs for each remaining year of the Term or any renewal a proportionate share of the cost of such replacement based on the replacement cost amortised over the useful life of the roof, unless the need for replacement results from the failure of the Tenant to properly maintain the roof, in which case the Tenant shall be solely responsible for the cost of such replacement.

9.02	Right to Examine. The Landlord and its agents shall have the right at all times, during normal business hours, and on at least twenty four (24) hours notice to enter the Premises with a representative of the Tenant, to examine its condition, and the Tenant shall within fourteen (14) days after receipt of written notice or such longer period of time as may be reasonable in the circumstances, make the repairs and replacements the Landlord requires to comply with paragraph 9.01. If the Tenant fails to do so within that time, the Landlord or its agents may on reasonable notice enter the Premises and at the Tenant's expense, perform and carry out those repairs and replacements. The Landlord is entitled to enter the Premises without notice in the event of an emergency.
9.03	Landlord's Consent Required.
(a)
The Tenant shall not make any repairs, alterations, removals, or improvements (the "Improvements") in or about the Premises or do anything which might affect the operation of the lighting, plumbing, water, HVAC or other systems of the Premises without having submitted adequate plans and specifications to the Landlord and having obtained the Landlord's prior written consent, not to be unreasonably withheld. All work consented to by the Landlord will be done by contractors or tradesman previously approved in writing by the Landlord.
(b)
Notwithstanding the foregoing, if the cost of such Improvements is less than $50,000, and does not affect any structural elements of the Building, the Landlord's prior written consent shall not be required, but the Tenant shall provide notice to the Landlord that it intends to commence such Improvements and the Tenant shall provide to the Landlord promptly copies of all plans, applications, permits and other documents relating to such Improvements.
9.04	Carrying out Improvements. The Tenant shall promptly pay for all authorized improvements, obtain necessary approvals from all governmental authorities and carry them out in a good and workmanlike manner in accordance with high quality standards and all statutes, regulations, by-laws and directions of applicable governmental authorities. The Tenant shall also pay to the Landlord the amount of all increases of insurance premiums or Taxes resulting from any such improvements. All improvements made by the Landlord or the Tenant on the Premises including, but without restricting the foregoing, wall and floor coverings, t-bar ceiling, light fixtures, electrical, plumbing and HVAC fixtures and supplies and partitions, will be the property of the Landlord and considered as part of the Premises.
9.05
Tenant's Removal of Fixtures, etc. Notwithstanding paragraph 9.04, the Tenant may at the expiry of the Term, remove from the Premises all movable and unattached furniture, machinery, fittings, shelving, supplies, counters, chattels and equipment brought onto the Premises by the Tenant in the nature of trade fixtures, but in removing them the Tenant shall not damage the Premises, and shall promptly repair any damage caused.
9.06
Goods, Chattels, etc. Not to be Disposed of. The Tenant shall not, except in the ordinary course of business, remove from the Premises or sell in bulk any goods, chattels, or fixtures until all Basic Rent and Additional Rent payable during the Term has been fully paid. The Tenant shall not remove from the Premises any plumbing, electrical, or HVAC fixtures or equipment or other building services.
9.07
Mandatory Removal of Fixtures, Etc. The Tenant shall return the Premises at the expiry or sooner termination of the Term to the Landlord in their improved condition in a clean and tidy condition, reasonable wear and tear excepted, which will be done at the Tenant's expense and the Tenant shall at its expense repair any resulting damage to the Premises and shall not be responsible for any restoration whatsoever.

9.08
Liens and Encumbrances. The Tenant shall keep the Premises free from and immediately discharge all liens, claims of lien and other encumbrances filed against the Property or Premises by or as a result of the actions or default of the Tenant or any contractor, subcontractor, supplier, consultant, worker or other person engaged by the Tenant or any contractor of the Tenant or for whom the Tenant is legally responsible or who has done work or provided labour, materials or service in respect of the Premises. If the Tenant fails to do so, the Landlord may (but is not obligated to do so) pay into Court or into a lawyer's trust account the amount required to obtain a discharge of such lien or encumbrance. The Tenant shall pay to the Landlord all amounts paid or incurred and all actual legal and other fees, costs and disbursements in respect of those proceedings. The Tenant shall also indemnify and save harmless the Landlord from and against all damages suffered by the Landlord as a result of such liens and encumbrances.
9.09
Signs. The Tenant shall not place or allow any sign, notice, awning or advertisement on the outside of the Building or any other part of the Premises without the prior written approval of the Landlord, such approval not to be unreasonably withheld or delayed. At the request of the Landlord not later than thirty (30) days after expiry or other termination of this Lease, the Tenant shall at its own expense remove any or all of its signs, awnings and advertisements located on or about the Premises as designated by the Landlord and restore all portions of the Premises affected thereby to their former condition. The Tenant acknowledges that all signage is subject to all municipal bylaws and regulations.
9.10
Peaceful Surrender. At the end of the Term, the Tenant shall immediately and peaceably surrender and yield up to the Landlord the Premises, its appurtenances, and all fixtures, improvements, and erections, in a state of cleanliness and good repair, order and condition, without notice from the Landlord and deliver to the Landlord all keys to the Premises in the possession of the Tenant.

ARTICLE 10
LANDLORD'S COVENANTS

10.01	Quiet Possession. Upon the Tenant paying the rent and performing all its obligations under this Lease, the Tenant will be entitled to peaceably possess and enjoy the Premises for the Term without interruption or disturbance from the Landlord or any other persons lawfully claiming by, from or under the Landlord, except as specifically set out in this Lease. The Landlord represents and warrants that as at the date that the Landlord took title to the Premises, to the best of the knowledge of the Landlord, the Premises were in compliance with all applicable laws.
10.02
Landlord's Insurance. The Landlord shall during the Term and any renewals thereof, take out and maintain in full force and effect insurance against all risks of physical loss or damage to the Premises, and such fixtures and improvements as the Landlord shall determine, and subject to such reasonable deductibles as the Landlord may reasonably determine. Provided however, the insurance shall not cover any property of the Tenant, whether owned by the Tenant or held by it in any capacity, nor leasehold improvements whether made by or on behalf of the Tenant. Notwithstanding any contribution by the Tenant to any insurance costs as provided for herein, no insurable interest shall be conferred upon the Tenant under policies carried by the Landlord.
10.03
Waiver of Subrogation. All property damage and liability policies, except automobile, written on behalf of the Landlord shall contain a waiver of any subrogation rights that the Landlord's insurer(s) may have against the Tenant and against those for whom the Tenant is, in law, responsible save and except in the event of negligence by the Tenant or those for whom the Tenant is, at law, responsible.

10.04	Indemnity to the Tenant. The Landlord shall indemnify and save harmless the Tenant from all liabilities, damages, costs, claims, suits and other actions in connection with all:
	(a)	breaches and defaults in respect of any covenant, term or agreement of this Lease by the Landlord,
	(b)	negligence or wilful acts or omissions of the Landlord,
	(c)	damage to any property on or about the Premises occurring as a result of the Landlord's negligence; and
(d)
injuries to the Landlord or any employee, licensee, invitee, customer or agent of the Landlord and death resulting therefrom, occurring on or about the Premises as the result of the negligence, wilful act, breach or default under this Lease of the Landlord, its employees, licensees, invitees, customers or agents, including all costs and actual legal fees and disbursements and this indemnity will survive the expiry or sooner termination of this Lease.
10.05	Landlord's Repair Obligations. The Landlord shall maintain, repair and keep the structural elements of the Building and the Building envelope [excluding the roof to the extent of the Tenant's responsibilities set out in section 9.01(c)], (at the Landlord's cost) and shall maintain and repair the parking areas (at Tenant's cost as set out herein), all in good order and repair as a careful owner would do excepting any damage caused by the Tenant or those for whom the Tenant is, at law, responsible.

ARTICLE 11
DAMAGE OR DESTRUCTION AND EXPROPRIATION

11.01	Damage or Destruction of Premises.
(a)
If the Premises are damaged or destroyed by perils covered by the Landlord's insurance policy with respect to the Premises and unless that damage is caused by the negligence or fault of the Tenant or those for whom the Tenant is, at law, responsible, the Basic Rent and Additional Rent will abate in the proportion that the area of the Premises rendered unfit for occupancy bears to the area of all of the Premises until the Premises are rebuilt. The Landlord shall to the extent that insurance proceeds are available repair the Premises except for alterations or improvements made by the Tenant, unless this Lease is terminated as herein provided. The Landlord shall not be liable to the Tenant for any loss or damage suffered by the Tenant as a result of delay arising because of adjustment of insurance by the Landlord, labour troubles or any other cause beyond the Landlord's control.
(b)
If the Premises are damaged or destroyed by any cause and in the reasonable opinion of the Landlord the Premises cannot be rebuilt or made fit for the purposes of the Tenant within three hundred sixty five (365) days after the date of such damage or destruction, instead of rebuilding or making the Premises fit for the Tenant, the Landlord or the Tenant may, at their option, terminate this Lease by giving the other written notice of termination within thirty (30) days of such damage or destruction.

(c)
If either the Landlord or the Tenant give notice under paragraph 11.01(b), rent and any other payments for which the Tenant is liable under this Lease will be apportioned and paid to the date that the Tenant vacates the Premises. In such event, this Lease will cease to exist on the effective date set out in the notice, not less than sixty (60) days after such notice is given. As of that effective date, the parties will not be liable to fulfil their obligations under this Lease and the Tenant shall surrender to the Landlord vacant possession of the Premises.
11.02	Expropriation. If during the Term, all of the Premises are expropriated or otherwise taken by an authority having such power, the Landlord may at its option give notice to the Tenant terminating this Lease on the date that the Landlord is required to yield up possession and the Term shall cease from the date of entry of that authority. The Landlord and the Tenant shall be entitled to recover damages from that authority for the value of their respective interests and for all other damages and expenses allowed by law.

ARTICLE 12
GENERAL RIGHTS OF LANDLORD

12.01	Supply of Services. The Landlord and all persons authorized by the Landlord may, but shall not be obligated to install, maintain or repair pipes, wires, ducts or other installations in, under or through the Premises for or in connection with the supply of any services as are reasonably required to comply with governmental requirements and regulations. Those services may include, without limitation gas, electricity, water, sanitation and fire protection.
12.02
Required Alterations. The Landlord and all persons authorized by the Landlord may, but shall not be obligated to enter the Premises and make all repairs, alterations, improvements or additions as required to comply with governmental requirements and regulations. The Landlord and all persons authorized by the Landlord are allowed to take all necessary material into the Premises and the rent hereunder will not abate during any such work, subject to the Landlord acting reasonably and co-operating with the Tenant to minimize any interference to the Tenant's business or its enjoyment of the Premises.
12.03
Landlord's Right to Exhibit Premises and Place Signs. The Landlord shall have the right throughout the Term and any renewal thereof, on twenty four (24) hours prior written notice to show the Premises to prospective purchasers during normal business hours and to prospective tenants during normal business hours of the last six months of the Term and the Landlord shall have the right during the last six months of the Term, to place on the Premises a sign or notice that the Premises are for rent and containing other related information, and the Tenant will not remove that notice or permit it to be removed. The Landlord shall also have the right at any time to place on the Premises a sign stating that the Premises are for sale. The location and size of such sale or lease signs shall be agreed upon by the Landlord and the Tenant, acting reasonably.
12.04
Landlord May Perform Tenant's Covenants, etc. If the Tenant fails to perform any of its obligations under this Lease, the Landlord may, acting reasonably, perform or cause the same to be performed and all things necessary or incidental, including the right to make repairs, installations, erections and spend monies. All reasonable payments, expenses, charges, fees and disbursements incurred or paid by or on behalf of the Landlord in respect thereof will be immediately payable by the Tenant to the Landlord.

ARTICLE 13
ADDITIONAL COVENANTS

13.01	Parking Areas. There are no additional charges for the Tenant's use of the parking areas, which are part of the Premises.
13.02	Management of Premises. The Landlord may appoint a manager of the Premises and on written notice to the Tenant of such appointment, that manager will be the person authorized to deal with the Tenant.
13.03
Certificates. On the request of the Landlord, the Tenant shall from time to time promptly provide to the Landlord or to any other third party designated by the Landlord, certificates in writing (in form and substance as reasonably required by the Landlord) as to the then current status of this Lease, including whether it is in full force and effect, modified or unmodified, the rental payable hereunder, the state of the accounts between the Landlord and the Tenant, the existence or nonexistence of defaults, and any other matters pertaining to this Lease as to which the Landlord shall reasonably request a certificate. The failure by the Tenant to deliver such a certificate within fifteen (15) days shall be considered to be a default under this Lease.
13.04
Registration. The Tenant will be entitled to register a short form of this Lease at the relevant land title office and the Landlord shall provide the short form of Lease in registrable form, provided that all costs and expenses relating to registration of the Lease, including the cost of obtaining all the necessary plans will be for the Tenant's account.

ARTICLE 14
DEFAULT

14.01	Default. If at any time:
	(a)	the Tenant does not make any payment of Basic Rent or Additional Rent on the day it is due and payable and such payment remains outstanding for ten (10) days after written notice from the Landlord;
(b)
the Tenant or any other occupant of the Premises violates or fails to observe, perform, or keep any other covenant, agreement, obligation or stipulation herein contained, which has not been cured within fifteen (15) days after written notice of same has been given by the Landlord to the Tenant (unless the default cannot reasonably be cured within that time, in which case the Tenant will proceed expeditiously to remedy that default as soon as reasonably possible);

then the Landlord may re-enter and take possession of the Premises by force if necessary without previous notice, remove all persons and property therefrom and use such force and assistance as the Landlord deems advisable to recover possession of the Premises and, in addition to any other remedies available to the Landlord hereunder or by law, may immediately cancel and terminate this Lease, without limitation to the Landlord's right to claim damages arising from the Tenant's default. In such case, the estate vested in the Tenant and all other rights of the Tenant under this Lease will immediately cease and expire and the Tenant shall pay to the Landlord all monies payable under this Lease and the Landlord's expenses of retaking possession, including legal fees on an indemnity basis.

14.02	Bankruptcy, etc. If this Lease or substantially all of the goods or chattels of the Tenant are seized or taken in execution or in attachment by any creditor of the Tenant, if the Tenant makes any assignment for the benefit of creditors, if a receiver, receiver and manager or receiver-manager is appointed in respect of any of the assets of the Tenant, if the Tenant is wound up or takes the benefit of any legislation for bankrupt or insolvent debtors, at the election of the Landlord this Lease shall immediately be forfeited and void and the Basic Rent and Additional Rent for the current month and the next three (3) months will immediately become due and payable. In such case the Landlord shall at any time thereafter be entitled to re-enter the Premises, or any part thereof, in the name of the whole to re-enter and to have again, repossess and enjoy same as of its former estate.
14.03	Consequences of Re-Entry. If the Landlord re-enters the Premises, without limiting any other remedies available to the Landlord:
(a)
the Tenant shall pay on the first day of every month the Basic Rent and Additional Rent for the balance of the intended Term of this Lease as if re-entry had not been made, less the actual amount received by the Landlord after re-entry from any subsequent leasing for the balance of the intended Term; and
	(b)	the Landlord will be entitled to re-let the Premises and the Tenant will be responsible to the Landlord for all damages suffered by the Landlord as a result of the Tenant's breach or default.

Re-entry will not operate as a waiver or satisfaction in whole or in part of any right, claim or demand of the Landlord in connection with any breach or failure by the Tenant in respect of any of its obligations under this Lease.
14.04	Distress.
(a)
All the goods and personal property of the Tenant in the Premises (save and except any goods or personal property that include, incorporate or in some manner, have intellectual property built in) will be liable to distress and sale as permitted by law for arrears of rent without exemption, including the Basic Rent, Additional Rent and accelerated rent and none of the goods or personal property in the Premises will be exempt from distress, seizure and sale for arrears of rent.
(b)
The Landlord may use all lawful force it reasonably deems necessary to gain admission to the Premises without being liable to any action or for any resulting loss or damage. If the Tenant removes any goods or personal property from the Premises, the Landlord may follow them for ninety (90) days after removal.
(c)
The exercise of the Landlord's right of distress will not prejudice or adversely affect the Landlord's right to pursue any other remedies for recovery of rent as the Landlord deems necessary. The Landlord may distrain, notwithstanding that it has sued for rent or re-entered under paragraph 14.01 or 14.02, and the Landlord may concurrently pursue distress and all other remedies to it under this Lease, subject at all times to all applicable laws.
14.05	Landlord's Costs in Enforcing Lease. In the event of a breach or default by the Tenant, the Landlord shall be entitled to collect from the Tenant immediately on demand, the Landlord's actual reasonable costs and expenditures, including without limitation reasonable legal costs.

ARTICLE 15
GENERAL

15.01	Force Majeure. In the event that either party hereto shall be delayed or hindered in or prevented from the performance of any act required hereunder by reason of acts of God, strikes, lock-outs, labour troubles, riots, insurrection, war or other reason of a nature beyond such party's control in performing work or doing acts required under the terms of this Lease, then performance of such act shall be excused for the period of the delay and the party delayed shall do what was delayed or prevented as soon as reasonably possible after the delay and shall use all reasonable efforts to minimize the effects of the event of Force Majeure. Financial inability of the Landlord or Tenant shall not be considered to be an event of Force Majeure. Any party so delayed shall give prompt written notice to the other party if it becomes subject to an event of Force Majeure and shall advise as to the anticipated duration of such event.
15.02
Landlord not Responsible for Injuries, Loss, Damage, etc. The Landlord is not responsible for any injury to any person or for any loss of or damage to any property belonging to the Tenant or other occupants of the Premises or their respective employees, licensees, invitees, customers or agents or other persons from time to time in the Premises or while such person or property is in or about the Premises or any related areaways, parking areas, lawns, sidewalks, steps, truckways, platforms, corridors or stairways, including without limiting the foregoing that caused by theft or breakage, or by steam, water, rain or snow which may leak into, flow from the Premises, any nearby lands or premises or from any other place, or for any injury to any person or loss or damage attributable to wiring, smoke, anything done or omitted by any other tenant or for any other loss whatsoever with respect to the Premises and any business carried on therein unless caused by the negligence of the Landlord.
15.03
No Liability for Indirect Damages. The Landlord is not liable for indirect or consequential damages for personal discomfort or illness caused by or in respect of the heating of the Premises, or the operation of any air conditioning equipment, plumbing or other equipment in or about the Premises.
15.04
No Representations by Landlord. There are no promises, representations or undertakings by or binding on the Landlord with respect to any alteration, remodelling or decorating, or installation of equipment or fixtures in the Premises or with respect to any other matter, except as expressly set out in this Lease.
15.05	Subordination.
(a)
Subject to paragraph 15.05(c) below, this Lease is subject and subordinate to all debentures, mortgages or other financial encumbrances at anytime registered in the applicable land title office or the Personal Property Registry against the Premises regardless of the dates of registration including all renewals, modifications, consolidations, replacements and extensions. The Tenant shall promptly from time to time execute and deliver to the Landlord all instruments or assurances the Landlord requires to evidence this subordination and the Tenant hereby agrees to attorn to such mortgagee or encumbrancer provided that such mortgagee or encumbrancer has entered into an agreement with the Tenant as set out in paragraphs 15.05(b) and (c) below.
(b)
Any documents signed by the Tenant to evidence the foregoing subordination will provide that if the Tenant fulfils its obligations under the Lease the Tenant shall be entitled to peaceful possession of the Premises pursuant to the terms of the Lease, notwithstanding any action taken by an encumbrance holder in respect of the Premises to enforce its encumbrance.

(c)
The Landlord agrees to use reasonable commercial efforts to obtain a non-disturbance agreement from any of its mortgagees or encumbrancers in such form as is satisfactory to the Tenant's solicitors, acting reasonably, that such mortgagees or encumbrancers shall not disturb the Tenant's occupancy of the Premises, and that the mortgagee or encumbrancer will, subject to appropriate conditions, be bound to the Tenant pursuant to the provisions of the Lease, provided that the Tenant is not in a default pursuant to the terms of this Lease which would allow the Landlord to terminate this Lease.
15.06
Holding Over. If the Tenant holds over after the end of the Term contrary to written notice from the Landlord, and the Landlord accepts rent, the new tenancy will be a month to month tenancy, subject to the terms and covenants herein applicable to a month to month tenancy, except that:
	(a)	it will be subject to termination by the Landlord on one week's written notice to the Tenant;
	(b)	there will be no right of renewal; and
	(c)	the monthly Basic Rent payable will be double the monthly Basic Rent last payable hereunder.
15.07	Landlord-Tenant Relationship. Any intention to create a joint venture or partnership between the parties, or any relationship other than that of Landlord and Tenant is disclaimed.
15.08	Time of Essence. Time is of the essence of this Lease.
15.09
Waiver. The failure of the Landlord to insist on strict performance of any covenant or obligation of the Tenant in this Lease or to exercise any right or option hereunder will not be a waiver or relinquishment of that covenant or obligation or any other default hereunder. The acceptance of any rent from or the performance of any obligation hereunder by anyone other than the Tenant will not be an admission by the Landlord of any right, title or interest of such person as a sub-tenant, assignee, transferee or otherwise in the place of the Tenant, nor shall it constitute a waiver of any breach of this Lease. If the Landlord makes an error in calculating or billing any monies payable by the Tenant under this Lease, such will not be a waiver of the Landlord's right to collect the proper amount of monies payable by the Tenant.
15.10
Interest. The Tenant shall pay to the Landlord interest at a rate equal to the commercial prime lending rate of the Landlord's bank plus three per cent per annum calculated, compounded and payable monthly on all money payable by the Tenant pursuant to this Lease, which has become overdue, as long as such payments remain unpaid by the Tenant, which interest will be recoverable as Additional Rent.
15.11	Entire Agreement. This Lease constitutes the entire agreement between the parties with respect to the Premises.

15.12
No Changes or Waivers. No changes to or waiver of any part of this Lease will be binding or enforceable unless reduced to writing and executed by the Landlord and the Tenant. The Landlord's agents have no authority to amend this Lease unless duly authorized in writing by the Landlord to do so.
15.13
Notices. Any notice, request, demand, direction, or statement required or permitted under this Lease to the Tenant, the Landlord or the Indemnifier will be sufficiently given if delivered, sent by facsimile transmission or mailed in British Columbia by double registered mail postage prepaid, to the addresses as set out below, or if given to the Tenant by delivery to the Premises. The Landlord, the Tenant or the Indemnifier may at any time give written notice to the other of a change of address for notices, after which the altered address will be the address of such party for notices. Notices are to be sent as follows:
To the Landlord:
Townline Ventures 17 Ltd. #210-8971 Beckwith Road Richmond, BC V6X 1V4
Attention: Kyle Shury Fax: (604) 276-9981
To the Tenant:
Abgenix Biopharma Inc. 7990 Enterprise Street, Burnaby, B.C. V5A 1V7
Attention: Mr. Mike Gallo Fax: (604) 221-9112
To the Indemnifier:
Abgenix Inc. 6701 Kaiser Drive Fremont, California U.S.A. 94555
Attention: Mr. Kurt Leutzinger Fax: (510) 608-6547
With a copy to:
McCarthy Tetrault 1300-777 Dunsmuir Street Box 10424 Vancouver, British Columbia V7Y 1K2
Attention: Peter A. Pagnan Fax: (604) 643-7900

Any notice or other communication will be considered to have been received as follows:
(a)
if delivered by hand during business hours, upon receipt by a responsible representative of the receiver, and if not delivered during business hours, upon the commencement of business on the next business day;
(b)
if sent by facsimile transmission during business hours, upon the sender receiving confirmation of the transmission, and if not sent during business hours, upon the commencement of business on the next business day;
(c)
if mailed by prepaid registered post in Canada, upon the 5th business day following posting, except that, in the case of a disruption or an impending or threatened disruption in the postal service, every notice or communication will be delivered by hand or sent by facsimile transmission.
"business day" means a day which is not a Saturday, Sunday or a day defined as a "holiday" under the Interpretation Act (British Columbia), as amended or substituted from time to time.
15.14	Headings and Marginal Notes. The headings and marginal notes in this Lease form no part of this Lease and are inserted for convenience of reference only.
15.15	Rights Cumulative. All rights and remedies of the Landlord under this Lease are cumulative and not alternative.
15.16
Sale By Landlord. In the event of a sale, transfer or lease by the Landlord of the Premises or the assignment by the Landlord of this Lease or any interest under this Lease, the Landlord shall without further agreement, to the extent that such purchaser, transferee or lessee has become bound by the covenants and obligations of the Landlord hereunder, be released and relieved of all liability and obligations under this Lease.
15.17
British Columbia Law. This Lease will be construed in accordance with the laws of the Province of British Columbia and the courts of British Columbia will have exclusive jurisdiction with respect to all matters arising in relation to this Lease.
15.18
Provisions Severable. If any provisions of this Lease are illegal or unenforceable, they will be considered separate and severable from this Lease and the remaining provisions will remain in force and be binding on the parties as if the severed provisions had not been included.
15.19	Joint and Several. If there are two or more Tenants, Indemnifiers or persons bound by the Tenant's obligations under this Lease, their obligations are joint and several.
15.20
Interpretation. All the obligations of the Tenant under this Lease are to be construed as covenants and agreements as though the words importing such covenants and agreements were used in each separate provision. All obligations of the Tenant are in force during the full Term, unless otherwise specified. The words "Tenant" or "Indemnifier" (if applicable) and the personal pronoun "it" relating thereto and used therewith shall be read and construed as Tenants or Indemnifiers (if applicable) and "his", "her", or "its" or "their" respectively, as the number and gender of the party or parties referred to each require, and the number of the verb agreeing therewith will be construed and agreed with the said word or pronoun so substituted.
15.21	Counterpart and Fax Copy. This Lease may be signed in counterpart and by fax copy.

15.22	Enurement. This Lease shall enure to the benefit of and be binding on the parties hereto and their respective executors, administrators, successors and permitted assigns.
The parties hereto have executed this Lease as of the day and year first above written.
TOWNLINE VENTURES 17 LTD.
By:	/s/ RICK ILICH Name: Rick Ilich I am authorized to bind the Company
By:	Name: I am authorized to bind the Company
ABGENIX BIOPHARMA INC.
By:	/s/ RAYMOND WITHY Name: Raymond Withy I am authorized to bind the Company
By:	/s/ KURT LEUTZINGER Name: Kurt Leutzinger I am authorized to bind the Company
ABGENIX, INC. as Indemnifier bound by the terms of Schedule B
By:	/s/ R. SCOTT GREER Name: R. Scott Greer I am authorized to bind the Company
By:	/s/ RAYMOND WITHY Name: Raymond Withy I am authorized to bind the Company

SCHEDULE A

(Miscellaneous Provisions)

1.00	Renewal Option(s)

The Tenant, provided that it has not been in material default more than twice during the Term and the Landlord has given written notice to the Tenant at the time of such default that the Landlord considers the Tenant to be in material default, and further provided that the Tenant is not in material default when it purports to exercise its option to renew, shall have TWO (2) options to renew the Term (the "Options to Renew") of FIVE (5) years each (the "Renewal Terms") such Options to Renew to be exercised upon not less than six (6) months' written notice to the Landlord, prior to the expiry of the Term or the Renewal Term, and such notice not to be given sooner than twelve (12) months prior to the expiry of the Term or the Renewal Term, as the case may be. Any Renewal Term shall be on the same terms and conditions as this Lease, except for Basic Rent, any fixturing period, tenant improvement allowance, further rights of renewal or other incentive or inducement.

The Basic Rent payable by the Tenant during the Renewal Terms shall be negotiated and agreed upon between the parties prior to the commencement of the relevant Renewal Term, based on the prevailing fair market Basic Rent at the time of negotiation for unimproved premises of similar size, quality and location in buildings of a similar size, quality and location in the Greater Vancouver area. Failing such agreement, then within two (2) months prior to the commencement of the relevant Renewal Term, Basic Rent shall be determined by arbitration under the provisions of the Commercial Arbitration Act of the Province of British Columbia and in accordance with this clause and specifically, the arbitrator shall apply the criteria as set out above, provided that the Basic Rent payable shall not in any case be less than that payable by the Tenant during the last year of the Term or Renewal Term, as the case may be.
2.00	Tenant's Work

The Tenant shall be responsible, at its sole cost, for all work in the Premises over and above the Landlord's Work in order to finish the Premises sufficient for the Tenant to conduct business (the "Tenant's Work"). The Tenant shall submit working drawing and specifications of the Tenant's Work to the Landlord for the Landlord's prior written approval, such approval not to be unreasonably withheld or delayed. The Landlord shall provide its written approval (or explanation why such approval is not forthcoming) to the Tenant with ten (10) business days of receiving the drawings and specifications. If such approval or explanation is not received by the Tenant within such time period, then the Landlord shall be deemed to have approved the Tenant's Work. All Tenant's Work shall be undertaken by contractors and subcontractors acceptable to the Landlord, acting reasonably, and whom the Tenant shall cause to carry adequate liability insurance to such limits as the Landlord shall stipulate, acting reasonably.

Subject to applicable bylaws and approvals, the Tenant shall be permitted to construct, on the roof of the Building, a roof deck (the "Deck") and a mechanical room for its HVAC requirements (the "HVAC Room"), at the Tenant's sole cost and expense, provided the Tenant will be solely responsible to ensure the structure of the Building supports the Deck and HVAC Room, and the Tenant agrees to indemnify and save harmless the Landlord from any costs or expenses howsoever arising from the construction of the Deck and HVAC Room and access thereto. The location and area of the Deck and HVAC Room is subject to Tenant and Landlord approval, acting reasonably. The Tenant shall not be responsible for the payment of any Basic Rent or Operating Costs or Taxes with respect to the Deck or HVAC Room.

Notwithstanding any other term of this Lease, the Tenant shall be solely responsible for, obtain insurance for as set out in this Lease and indemnify and save harmless the Landlord against any and all claims, actions, damages, losses, liabilities and expenses in connection with any loss of life, personal injury or damage to property (including damage to the Building) or any other damage howsoever arising from or out of the occupancy or use of the Deck or HVAC Room.

The Tenant, at its sole cost and expense, shall be permitted to install windows on the perimeter of the Building. The location and area of the windows is subject to Tenant and Landlord approval, acting reasonably.
3.00	Fixturing Period

The Landlord shall notify the Tenant in writing that the Premises are ready for commencement of the Tenant's Work, and anticipates that such notice will be given on or about October 1, 2001, or such earlier date as agreed to in writing by the Landlord and Tenant. The Tenant shall have a maximum of seven (7) months free and exclusive possession of the Premises from such date to the Commencement Date for the purposes of the Tenant's Work (the "Fixturing Period"). Should the Landlord perform the Landlord's Work, the Landlord shall be permitted joint access to the Premises together with the Tenant during the Fixturing Period for performing the Landlord's Work. Any occupation of the Premises by the Tenant prior to the Commencement Date shall be subject to all of the terms of the Lease, except for payment of Basic Rent and Additional Rent or any other costs or expenses whatsoever, except for utilities consumed during the Fixturing Period which are to be billed directly to the account of the Tenant.
4.00	Landlord's Work

The Tenant agrees to take the Premises in "as is-where is" condition excepting only that the Landlord will at its cost upgrade the electrical service to 3000 amp\480 volt, 3 phase, 4 wire service which it will use commercially reasonable efforts to complete by January 1, 2002. In lieu of performing any Landlord's Work other than the electrical upgrade above referred to, the Landlord will provide to the Tenant a cash allowance of $110,000.00 (the "Allowance"). The Allowance shall be applied, inter alia, to reimburse the Tenant for its cost to replace the western section of the existing roof with a 2 ply SBS roofing system. The Allowance will be paid by the Landlord to the Tenant within 30 days of the Tenant completing the above work and providing to the Landlord proof of having expended the sums represented by the Allowance for such work. If the Landlord does not pay the Allowance within the time set out above, the Tenant shall be entitled to set off the Allowance against rents as they fall due, provided this right of set off applies only to the Allowance.
5.00	First Right to Negotiate

The Landlord shall not sell, transfer or otherwise dispose of the Premises unless the Landlord has first given written notice to the Tenant of its intention to do so. If the Tenant advises the Landlord, in writing, within ten (10) days of receipt of such notice from the Landlord that it may be interested in purchasing the Premises, then the Landlord and the Tenant shall, for a period not to exceed fifteen (15) days, enter into exclusive and good faith negotiations (the Tenant acknowledging this covenant of exclusivity will be limited where the Landlord has received an offer that triggers this section) for the Tenant to purchase the Premises from the Landlord.

6.00	Landlord's Purchase of the Premises

The Landlord and the Tenant acknowledge that this Lease is conditional on the Landlord completing the purchase of the Premises on or before October 1, 2001. In the event that such purchase does not complete by October 1, 2001, this Lease shall be null and void and any Deposit paid shall be returned to the Tenant without set-off, deduction or delay and the Landlord and the Tenant shall have no further obligation or liability to each other hereunder.
7.00	Non-Disturbance Agreement

The Landlord and the Tenant acknowledge that this Lease is conditional on the Landlord's lender agreeing to the form of a non-disturbance agreement between such lender and the Tenant on or before September 30, 2001 and the Landlord's lender agreeing to execute and deliver such non-disturbance agreement immediately after completion of the purchase of the Premises by the Landlord. In the event that the Landlord's lender's agreement to the form of the non-disturbance agreement is not reached on or before September 30, 2001 (and the Tenant has not waived its requirement for the non-disturbance agreement), this Lease shall be null and void and any Deposit shall be returned to the Tenant without set-off, deduction or delay and the Landlord and the Tenant shall have no further obligation or liability to each other hereunder.
8.00	Restrictions

The Landlord and the Tenant acknowledge that the Property is subject to a number of restrictive covenants registered against the title to the Property. The Tenant covenants that it will recognise and be bound by those restrictive covenants and will not carry on or allow any activities to be carried on which would cause a non compliance with those restrictive covenants.
9.00	Letter of Credit

The Tenant shall provide before September 10, 2001 a Letter of Credit in favor of the Landlord (or its delegate) on terms reasonably satisfactory to the Landlord to secure its obligations under the Lease in an amount of One Million Dollars ($1,000,000.00) allowing partial and recurring draws for defaults under the Lease to be in force for a period of thirteen (13) months and fifteen (15) days from the date the Tenant commences its Fixturing Period.

SCHEDULE B
(Indemnity)

1.00	Indemnifier's Provisions
1.01
The Indemnifier acknowledges that it is a condition of the Landlord entering into this Lease with the Tenant that the Indemnifier become a party hereto on the terms herein and in consideration thereof and for other good and valuable consideration received by the Indemnifier from the Landlord, the receipt and adequacy of which is acknowledged by the Indemnifier, the Indemnifier hereby agrees:
(a)
in addition to and distinct from the Indemnifier's agreement contained in sub-paragraph (b) of this paragraph, the Indemnifier as a primary obligor and not as a guarantor, covenants and agrees with the Landlord to pay all monies payable by the Tenant under this Lease, adopts as its own covenants and agreements every obligation on the part of the Tenant to be observed and performed under this Lease, and covenants and agrees with the Landlord to observe and perform every such obligation, covenant and agreement; and
(b)
in addition to and distinct from the Indemnifier's agreement contained in sub-paragraph (a) of this paragraph, the Indemnifier covenants and agrees to indemnify and save harmless the Landlord from and against all loss, damages, expenses, costs and liabilities whatsoever which arise from or are caused by the default or breach of the Tenant under any one or more of the terms or provisions of this Lease.
1.02
The Indemnifier will not be released by or affected by the bankruptcy, insolvency, receivership or winding up of the Tenant, nor by any act, omission, indulgence, release, postponement, waiver, extension or other thing whatsoever done by or consented to by the Tenant or the Landlord, except for the payment in full of all monies at anytime owing or payable under this Lease and the performance of all the Tenant's obligations under this Lease. The Indemnifier also expressly agrees that in the event of a Disposition by the Tenant for the general benefit of its creditors, pursuant to the Bankruptcy and Insolvency Act or otherwise, or an order being made for the winding up of the Tenant, or where a receiving order in bankruptcy has been made against the Tenant, and the Assignee, liquidator or trustee thereafter surrenders or disclaims or purports to surrender or disclaim this Lease, then the Indemnifier expressly covenants and agrees in such event to be bound by the terms, conditions and covenants of this Lease, to the same extent that it would have been had it been the original Tenant herein and such event had not occurred, or at the option of the Landlord, covenants and agrees to execute a new lease of the Premises between the Landlord and the Indemnifier as tenant for a term equal in duration to the residue of the Term remaining unexpired at the date of such surrender or such disclaimer on the same terms and conditions as this Lease. The Indemnifier hereby agrees that it continues to be bound by the terms of this Lease during any renewal term but only if the Tenant remains the Tenant under this Lease.

SCHEDULE C
(Line Item Estimate of Operating Costs and Taxes)

Item	2002 Budget	Per Square Foot
Property Taxes	$100,000.00	$1.51
Insurance	$7,000.00	$0.10
Municipal Utilities — sewer and water	$4,000.00	$0.06
Parking Lot — cleaning, snow removal, repairs and maintenance	$10,000.00	$0.15
Building Exterior — window cleaning, lighting, power washing, painting	$12,000.00	$0.18
Property Management and Administration — 3% of base rent	$29,700	$.45
Miscellaneous	$5,000.00	$0.07
Total:	$167,700.00	$2.54

Tenant responsibilities:

1.
Janitorial

2.
Garbage/refuse removal

3.
Security

4.
Building interior repairs and maintenance (excluding structural)

5.
HVAC (maintenance, repair and replacement when necessary)

6.
Utilities (hydro, gas, telephone, etc.).

7.
Landscaping

8.
Roof repairs and maintenance

QuickLinks

  EXHIBIT 10.67
ARTICLE 1 INTERPRETATION
ARTICLE 2 DEMISE AND TERM
ARTICLE 3 RENT, ADDITIONAL RENT AND DEPOSIT
ARTICLE 4 OPERATING COSTS
ARTICLE 5 TAXES
ARTICLE 6 TENANT'S COVENANTS
ARTICLE 7 ASSIGNMENT AND SUBLETTING
ARTICLE 8 TENANT'S INSURANCE
ARTICLE 9 TENANT ALTERATIONS, REPAIRS, INSTALLATIONS, FIXTURES
ARTICLE 10 LANDLORD'S COVENANTS
ARTICLE 11 DAMAGE OR DESTRUCTION AND EXPROPRIATION
ARTICLE 12 GENERAL RIGHTS OF LANDLORD
ARTICLE 13 ADDITIONAL COVENANTS
ARTICLE 14 DEFAULT
ARTICLE 15 GENERAL